Exhibit 10.1

SECOND AMENDMENT TO AT-THE-MARKET ISSUANCE SALES AGREEMENT

DATED JUNE 9, 2023

This second amendment (the “Amendment”) to the At-The-Market Issuance Sales Agreement dated June 9, 2023, as amended on July 12, 2023 (the “Agreement”), entered into by and between Ault Alliance, Inc., a Delaware corporation (the “Company”), and Ascendiant Capital Markets, LLC (the “Agent”) is dated September 7, 2023. All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and the Agent desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       The first paragraph of Section 1 is hereby deleted and replaced in its entirety by the following:

1.       Issuance and Sale of Shares. The Company agrees to issue and sell through or to Ascendiant, shares (the “Placement Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), from time to time during the term of this Agreement and on the terms set forth in this Agreement; provided however, that in no event will the Company issue or sell through Ascendiant such dollar amount of Placement Shares that would exceed $50,000,000 in the aggregate (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Placement Shares issued and sold under this Agreement will be the sole responsibility of the Company and that Ascendiant will have no obligation in connection with such compliance, provided that Ascendiant follows the lawful trading instructions provided by the Company pursuant to any Placement Notice in all material respects. The issuance and sale of Placement Shares through Ascendiant will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “SEC”), although nothing in this Agreement will be construed as requiring the Company to use the Registration Statement to issue Common Stock. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 25.

2	This Amendment shall be binding on the Company and the Agent and all of their respective successors, heirs, personal representatives and assigns and permitted transferees.

3.	Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

4.	This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Agreed this 7th day of September, 2023.

AULT ALLIANCE, INC.		ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Milton C. Ault, III	By:	/s/ Bradley J. Wilhite
	Milton C. Ault, III		Bradley J. Wilhite
	Executive Chairman		Managing Partner